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                                                       Exhibit 4.0
First Amendment
To
Littelfuse Rights Plan Agreement
This First Amendment is made and entered into as of the 1st day of August, 1996, by and between Littelfuse, Inc., a Delaware corporation (hereinafter referred to as the OCompanyO), and LaSalle National Bank, as Rights Agent (hereinafter referred to as the ORights AgentO);

W i t n e s s e t h:
Whereas, the Company and the Rights Agent have heretofore executed that certain Littelfuse Rights Plan Agreement dated as of December 15, 1995 (hereinafter referred to as the ORights PlanO); and
Whereas, the Company and the Rights Agent wish to amend the Rights Plan in certain respects, all in accordance with the terms and provisions hereof;
Now, Therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto hereby agree as follows:
1. The definition of OAcquiring PersonO contained in the Rights Plan is hereby amended by adding the following language to the end of the first sentence of Section 1(a) of the Rights Plan:
; provided, however, that for purposes of calculating said 15%, there shall be included in the number of Common Shares of the Company then outstanding the number of Common Shares of the Company into which the then outstanding Warrants to purchase Common Shares of the Company issued pursuant to that certain Warrant Agreement dated December 20, 1991, between the Company and LaSalle National Trust, N.A., as Warrant Agent, are then exercisable.
2. Except as specifically amended hereby the Rights Plan shall remain unchanged and continue in full force and effect.
In Witness Whereof, the parties hereto have executed this First Amendment to Littelfuse Rights Plan Agreement as of the day and year first above written.

Littelfuse, Inc.


By   /s/ James F. Brace
     Its  Vice President, Treasurer & Chief Financial Officer

LaSalle National Bank, as Rights Agent


By   /s/ Laura Mackey
     Its  Assistant Vice President